SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Xenogen Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 011(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

UPDATE TO THE JOINT PROXY STATEMENT – PROSPECTUS

DATED JULY 11, 2006

Xenogen Corporation (“Xenogen”) and Caliper Life Sciences, Inc. (“Caliper”) are providing you with updated information in connection with the proposed merger (the “Merger”) of Xenogen with and into Caliper Holdings, Inc., a wholly-owned subsidiary of Caliper (“Merger Sub”), with respect to the Xenogen board nominees to the Caliper Board following the Merger.

Pursuant to Section 5.7 of the Agreement and Plan of Merger, dated as of February 10, 2006, by and among Caliper, Xenogen and Merger Sub (the “Merger Agreement”), Caliper has agreed to cause two members of Xenogen’s current Board of Directors to be appointed to Caliper’s Board of Directors upon the effective time of the Merger. The following three current Xenogen directors were designated as potential nominees for such positions: David W. Carter, Michael F. Bigham and Michael R. Eisenson. In our Joint Proxy Statement – Prospectus dated July 11, 2006, Messrs. Bigham and Carter were identified as the two current Xenogen directors who had been selected for appointment to the Caliper Board of Directors following the Merger. On August 1, 2006, Xenogen notified Caliper that Mr. Eisenson has now agreed to serve on the Caliper Board of Directors in place of Mr. Bigham. Therefore, the following sections of the Joint Proxy Statement – Prospectus are hereby replaced in their entirety:

New Directors Following the Merger (see page I-107)

Upon completion of the merger, the board of directors of Caliper will vote to expand its size by two seats, so that it will then consist of nine members, including seven of the current Caliper directors plus two nominees of Xenogen, one of whom shall be appointed to serve in the class of directors whose term expires at Caliper’s 2008 annual stockholder meeting and the other of whom shall be appointed to serve in the class of directors whose term expires at Caliper’s 2009 annual stockholder meeting. David W. Carter, who is currently Chairman and Chief Executive Officer of Xenogen, and Michael R. Eisenson, who is currently a Director of Xenogen, have been selected as the nominees of Xenogen for this purpose. Mr. Carter will serve in the 2009 class, and Mr. Eisenson will serve in the 2008 class.

Caliper Board of Directors and Related Matters

Caliper has agreed to take the necessary corporate actions so that, as of the closing of the merger:

•	The size of Caliper’s board of directors will be increased from seven to nine; and

•	Two nominees of Xenogen, Mr. Michael R. Eisenson and Mr. David W. Carter, will become directors of Caliper, one of whom shall be appointed to serve in the class of directors whose term expires at Caliper’s 2008 annual stockholder meeting, and the other of whom shall be appointed to serve in the class of directors whose term expires at Caliper’s 2009 annual stockholder meeting.

Biographical information as to each of Messrs. Eisenson and Carter is set forth below:

Michael R. Eisenson has served as a member of the Board of Directors of Xenogen since March 2003. Mr. Eisenson is a Managing Director and the Chief Executive Officer of Charlesbank Capital Partners, LLC, a private investment firm and the investment manager with respect to certain assets of Harvard Private Capital Group, Inc., where Mr. Eisenson was employed from 1986 until the formation of Charlesbank in 1998. Mr. Eisenson serves on the Board of Directors of Playtex Products, Inc., Catlin Group Limited, and United Auto Group, Inc., as well as those of several private companies. Mr. Eisenson received a B.A. in economics from Williams College and J.D. and M.B.A. degrees from Yale University.

David W. Carter has served as Chairman of the Board of Directors of Xenogen since November 1997 and as Xenogen’s Chief Executive Officer since April 2003. From January 1998 to April 2003, he served as Xenogen’s Co-Chief Executive Officer and from May 1997 to November 1997, Mr. Carter was Xenogen’s consultant. From 1991 to May 1997, he served as Chairman of the Board, President and Chief Executive Officer of Somatix Therapy Corporation, a publicly-held gene therapy company, which merged with Cell Genesys, Inc. in 1997. Mr. Carter is a director of Cell Genesys, Inc. and ImmunoGen, Inc. Mr. Carter received a B.A. in History and an M.B.A. from Indiana University.

Other

All other references in the Joint Proxy Statement – Prospectus to Mr. Bigham as one of the nominees of Xenogen to the Caliper Board of Directors following the Merger are replaced with references to Mr. Eisenson.

**********

Caliper and Xenogen have entered into the Merger Agreement pursuant to which it is proposed that Caliper will acquire Xenogen. In connection with the proposed Merger, Xenogen has filed a proxy statement with the Securities and Exchange Commission. Investors and security holders of Xenogen are advised to read the proxy statement regarding the proposed Merger referred to in this communication because it contains important information. Xenogen mailed the proxy statement about the proposed Merger to its stockholders on or about July 12, 2006. In addition to the proxy statement, Xenogen files annual, quarterly, and special reports, proxy statement and other information with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the proxy statement and any other documents filed by Xenogen at the Securities and Exchange Commission’s web site at http://www.sec.gov and directly from Xenogen.

Xenogen and its officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of Xenogen with respect to the proposed Merger. Information regarding such officers and directors is included in Xenogen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in its proxy statement for its 2005 annual meeting, filed with the Securities and Exchange Commission. This document is available free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov and directly from Xenogen.